Exhibit 23.1

871 Coronado Center Drive Suite 110 Henderson, Nevada 89052 702.413.6000 702.413.6056/ Fax www.rbsmllp.com

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-226099) of our report dated July 16, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of MassRoots, Inc. and its subsidiaries as of December 31, 2019 and 2018 and for the two-year period then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2019.

RBSM LLP

Henderson, Nevada

July 16, 2020

New York, NY Washington DC San Francisco, CA Las Vegas, NV Athens, GRE Beijing, CHN, Mumbai and Pune, IND

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